Exhibit 99.1

Flotek Delivers Quarterly Revenue Above $100 Million, Achieving Twelve-Year High, and Increases Guidance Again

HOUSTON, November 3, 2026 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced third quarter 2026 revenue of $114.4 million, reaching its highest quarterly revenue level in twelve years. The Company’s results reflect broad-based growth across its Data Analytics and Chemistry Technologies segments, with total revenue increasing 104% year over year. Based on the Company's strong year-to-date performance and its outlook for the fourth quarter, Flotek also increased its full-year 2026 guidance.
A summary of key financial metrics is as follows (in thousands, except ‘per share’ amounts):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change

Total Revenues	$114,352	$56,031	104%	$283,770	$169,743	67%
Gross Profit	$27,395	$17,783	54%	$66,719	$44,639	49%
Net Income	$13,306	$20,355	(35)%	$27,923	$27,503	2%
Diluted Income Per Share	$0.34	$0.53	(36)%	$0.72	$0.78	(8)%
Adjusted EBITDA (1)	$19,523	$10,427	87%	$45,404	$24,743	84%
Third Quarter 2026 Highlights
•Total revenue reached $114.4 million, more than doubling from the year-ago quarter
•Data Analytics revenue increased 104% as compared to third quarter 2025
•International Chemistry revenue grew to $28.4 million accounting for 25% of total revenue
•Revenue, net income and Adjusted EBITDA(1) have grown in every quarter of 2026
•Term loan closed in September expected to fund expanded Data Analytics capital plan
2026 Guidance Update
Based on year-to-date results and the Company’s current expectations, Flotek is increasing its guidance metrics for 2026 as follows (in millions):

Metric	Previous	Current
Total Revenues	$360-$370	$382-$390
Adjusted EBITDA(2)	$50-$54	$59-$62
Data Analytics Capital Investment Plan
The Company expects capital expenditures in 2027 to total between $15 million and $20 million. Funding is expected to include a portion of the proceeds from the Company’s recently closed Term Loan.

The capital investment plan is expected to support the continued expansion of the Data Analytics segment, with investments focused on the following priorities:
•Expanding the Company’s inventory of proprietary measurement instruments;
•Growing the fleet of near real-time gas conditioning and distribution equipment; and
•Enhancing existing manufacturing capacity to support continued segment scaling.
Management Commentary
Chief Executive Officer Dr. Ryan Ezell commented, "With our third quarter results, we have now achieved growth in revenue, net income and Adjusted EBITDA in every quarter this year. Both segments generated strong year-over-year growth, with total quarterly revenue reaching its highest level since the third quarter of 2014. Data Analytics continues to provide strong profit contribution as the segment generated 45% of total Company gross profit on only 16% of total revenue. Our Chemistry segment’s international sales increased by $26 million from the year-ago quarter, while related party chemistry revenue exceeded $50 million in a quarter for the first time in the history of our chemistry supply agreement.
Our third-quarter performance reflects consistent execution of our corporate strategy and further validates Flotek’s industrialized pivot into a data-driven technology leader. We believe the debt financing completed in September provides the capital needed to expand our Data Analytics asset base, which we expect will support high-margin revenue growth in 2027. Our 2027 capital investment plan is expected to exceed our cumulative capital expenditures over the past several years as we pursue opportunities to expand the application of our technologies beyond the oil and gas industry. We believe our real-time measurement solutions are well positioned to help address the rapidly growing demand for behind-the-meter power generation and other differentiated industrial and infrastructure applications.”
Third Quarter 2026 Financial Results
•Revenue: Flotek reported total revenues of $114.4 million for the third quarter of 2026, an increase of 104% compared to total revenues of $56 million for the third quarter of 2025.
Both Chemistry and Data Analytics segment revenues increased 104% as compared to the 2025 quarter. International Chemistry revenue totaled $28.4 million during the third quarter, as compared to $2.2 million in the year-ago period, reflecting the Company’s ongoing work in the Middle East.
Related party Chemistry revenue increased 87% from the year-ago quarter, marking the first time since the inception of the Company's long-term supply agreement with ProFrac Services LLC that quarterly revenues exceeded $50 million. Revenue related to the minimum purchase requirements (the “Minimum Purchase Requirements”) under the long-term supply agreement totaled $0.9 million and $8.7 million, during the third quarters of 2026 and 2025, respectively. The reduction in revenue related to the Minimum Purchase Requirements during the current quarter was due to the significant increase in related party Chemistry revenue versus the year-ago quarter.

Segment Revenue Summary (in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change

Chemistry Technologies:
External Revenues	$45,962	$20,221	127%	$91,818	$64,773	42%
Related Party Revenues	50,335	26,956	87%	144,347	87,562	65%
Total	$96,297	$47,177	104%	$236,165	$152,335	55%

Data Analytics:
Product Revenues	$3,856	$1,694	128%	$10,887	$5,176	110%
Service Revenues	14,199	7,160	98%	36,718	12,232	200%
Total	$18,055	$8,854	104%	$47,605	$17,408	173%
•Gross Profit: The Company generated gross profit of $27.4 million during the third quarter of 2026, or 24% of revenue, compared to $17.8 million during the third quarter of 2025, or 32% of revenue. The decline in gross profit as a percentage of revenue was primarily the result of the $7.8 million decline in current quarter revenue related to the Minimum Purchase Requirements, which does not have any associated cost.
•Selling, General and Administrative (“SG&A”) Expense: SG&A expense totaled $8.5 million for the third quarter of 2026, or 7% of revenue, compared to $7.4 million during the third quarter of 2025, or 13% of revenue. The increase in current quarter SG&A expense was primarily the result of higher non-cash stock compensation costs and increased costs related to the Company’s annual bonus plan.
•Net Income and EPS: Flotek reported net income of $13.3 million, or $0.34 per diluted share, for the third quarter of 2026. This compares to net income of $20.4 million, or $0.53 per diluted share, for the third quarter of 2025. Third quarter 2025 net income included a $12.6 million non-cash tax benefit related to the partial release of the Company’s valuation allowance on deferred tax assets.
•Adjusted EBITDA (Non-GAAP)(1): Adjusted EBITDA totaled $19.5 million in the third quarter of 2026 as compared to $10.4 million in the third quarter of 2025. Adjusted EBITDA calculations for the third quarter and nine-month periods of 2026 and 2025 do not add back non-cash amortization of contract assets totaling $2.4 million, $1.3 million, $7.1 million and $4.2 million, respectively.
(1)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information about this measure, including a reconciliation to net income, the most comparable GAAP measure. Calculations do not add back non-cash amortization of contract assets totaling $2.4 million and $1.3 million during the third quarters of 2026 and 2025, respectively, and $7.1 million and $4.2 million during the nine months ended September 30, 2026 and 2025, respectively.
(2)A non-GAAP financial measure. See the “Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings” section in this release for more information about this measure. We are unable to reconcile this forward-looking non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, without unreasonable efforts, as we are unable to predict with a reasonable degree of certainty the impact of certain items that would be expected to impact the GAAP financial measure, including, among other items, certain stock-based compensation costs, and interest costs related to fluctuations in borrowings under the Company’s asset based loan and fluctuations in interest rates. These items do not impact the non-GAAP financial measure. Guidance does not add back non-cash amortization of contract assets estimated to total approximately $9.3 million during full-year 2026.
Conference Call Details
The Company plans to host its earnings conference call on Wednesday, November 4, 2026, at 9:00 a.m. CST (10:00 a.m. EST).

Participants may access the call through Flotek’s website at https://ir.flotekind.com/events, by telephone toll free at 1-800-836-8184 (international toll: 1-646-357-8785), or by using the following link to access the webcast: https://app.webinar.net/KaD61d81pgX approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.
About Flotek Industries, Inc.
Flotek Industries, Inc. is a global technology-driven company that combines the synergy of proprietary technologies through near real-time data analytics and advanced chemistry to collaboratively address complex challenges for energy, industrial and infrastructure sector customers and help them optimize operations, enhance asset performance and maximize financial returns.
Leveraging a portfolio of more than 130 patents, over two decades of field and laboratory data, and a global presence in more than 59 countries, Flotek delivers innovative, data-driven solutions designed to create measurable value across the energy and infrastructure lifecycle.
Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit www.flotekind.com.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates, may, could, should, target, forecast, project, potential and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. These statements include, without limitation, statements regarding the Company's financial guidance and outlook, including anticipated revenues and Adjusted EBITDA; the amount, timing and funding of the Company’s Data Analytics capital investment plan and the expected benefits thereof; anticipated revenues under the Company’s long-term contracts, including the long-term supply agreement with ProFrac Services, LLC and the Minimum Purchase Requirements thereunder; the total term of such contracts and the likelihood of their extension, renewal or early termination; the timing of the scaling and deployment of equipment; the total power capacity and operating performance of equipment once deployed; the Company’s ability to perform under and satisfy the terms and conditions of its contracts; the expansion of the Company’s technologies into new markets and applications, including behind-the-meter power generation and other industrial and infrastructure applications; and the expected growth of the Company’s international operations. Factors that could cause actual results to differ materially from anticipated results include, without limitation: the Company’s dependence on ProFrac Services, LLC, a related party, for a significant portion of its revenue, and the effect of changes in ProFrac’s activity levels, financial condition or purchasing decisions; the Company’s indebtedness, including its term loan and asset-based loan, and its ability to comply with the covenants and other restrictions thereunder; the Company’s ability to execute its capital investment plan on budget and on schedule; demand for and pricing of the Company’s products and services, which are affected by oil and natural gas prices and drilling and completion activity; the Company’s ability to successfully commercialize its technologies outside of oil and gas; risks associated with international operations, including in the Middle East; the outcome of the pending shareholder litigation described in the Company’s filings with the Securities and Exchange Commission and any other investigations or legal proceedings; and risks related to the Company’s projects that are outside the Company's control, including, without limitation, securing fuel supply, international logistics, obtaining permits and governmental approvals, satisfying bonding, performance security and financing requirements, third-party equipment delivery, construction execution and scheduling, meeting execution deadlines and integrating systems, actions taken by governmental, regulatory or oversight authorities, changes in government policy, tariffs and trade restrictions, political and regulatory developments, geopolitical instability or armed conflicts, and severe weather events. Further information about the risks and uncertainties that may impact the Company is set forth in the Company’s most recent filings with the Securities and Exchange Commission on Form 10-K, Form 10-Q and Form 8-K (including, without limitation, in the "Risk Factors" sections thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Investor contact:
Mike Critelli
E: ir@flotekind.com

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$21,275	$5,731
Restricted cash	105	104
Accounts receivable, net of allowance for credit losses of $1,109 and $764 at September 30, 2026 and December 31, 2025, respectively	66,015	19,043
Accounts receivable, related party, net of allowance for credit losses of $0 at September 30, 2026 and December 31, 2025	72,621	64,204
Equipment credit, related party	8,230	—
Inventories, net	33,722	10,629
Other current assets	1,963	3,445
Current contract asset	9,185	7,621
Total current assets	213,116	110,777
Long-term contract asset	46,479	55,115
Property and equipment, net	24,541	20,344
Right-of-use assets	3,094	3,083
Deferred tax assets, net	22,372	29,152
Other long-term assets	1,509	1,578
TOTAL ASSETS	$311,111	$220,049
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,485	$48,317
Accrued liabilities	6,903	7,256
Income taxes payable	1,293	258
Interest payable	151	—
Interest payable, related party	—	1,008
Current portion of operating lease liabilities	1,574	1,251
Current portion of finance lease liabilities	164	153
Asset-based loan	7,933	3,332
Total current liabilities	92,503	61,575
Deferred revenue, long-term	51	—
Term loan facility, net of deferred financing costs, including $11,671 held by related party, net of deferred financing costs	70,028	—
Note payable - related party, net of deferred financing costs	—	39,584
Long-term operating lease liabilities	4,912	5,608
Long-term finance lease liabilities	100	224
TOTAL LIABILITIES	167,594	106,991
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 240,000,000 shares authorized; 37,440,565 shares issued and 36,218,789 shares outstanding at September 30, 2026; 31,320,960 shares issued and 30,130,480 shares outstanding at December 31, 2025	4	3
Additional paid-in capital	438,129	434,964
Accumulated other comprehensive income	155	96
Accumulated deficit	(257,857)	(285,780)
Treasury stock, at cost; 1,221,776 and 1,190,480 shares at September 30, 2026 and December 31, 2025, respectively	(36,914)	(36,225)
Total stockholders’ equity	143,517	113,058
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$311,111	$220,049

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Revenue from external customers	$56,942	$22,941	$118,332	$72,546
Revenue from related party	57,410	33,090	165,438	97,197
Total revenues	114,352	56,031	283,770	169,743
Cost of goods sold	86,957	38,248	217,051	125,104
Gross profit	27,395	17,783	66,719	44,639
Operating costs and expenses:
Selling, general, and administrative	8,511	7,384	23,172	20,462
Asset acquisition expenses	—	167	—	4,362
Depreciation	666	581	1,961	1,207
Research and development	473	549	1,366	1,359
Gain on sale of property and equipment	(208)	—	(208)	(7)
Total operating costs and expenses	9,442	8,681	26,291	27,383
Income from operations	17,953	9,102	40,428	17,256
Other income (expense):
Interest expense	(1,416)	(1,351)	(4,119)	(2,563)
Loss on extinguishment of debt	(242)	—	(242)	—
Other income, net	59	(8)	94	279
Total other expense	(1,599)	(1,359)	(4,267)	(2,284)
Income before income taxes	16,354	7,743	36,161	14,972
Income tax (expense) benefit	(3,048)	12,612	(8,238)	12,531
Net income	$13,306	$20,355	$27,923	$27,503

Income per common share:
Basic	$0.37	$0.57	$0.77	$0.83
Diluted	$0.34	$0.53	$0.72	$0.78

Weighted average common shares:
Weighted average common shares used in computing basic income per common share	36,174	35,868	36,142	33,189
Weighted average common shares used in computing diluted income per common share	38,684	38,137	38,522	35,420

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$27,923	$27,503
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in fair value of contingent consideration	—	(127)
Amortization of contract assets	7,072	4,210
Depreciation	1,961	1,207
Amortization of deferred financing costs	257	252
Loss on extinguishment of debt	242	—
Provision for credit losses, net of recoveries	383	555
Provision for excess and obsolete inventory	1,172	307
Gain on sale of property and equipment	(208)	(7)
Non-cash lease expense	587	840
Stock compensation expense	3,020	1,706
Deferred income tax expense (benefit)	6,780	(12,773)
Changes in current assets and liabilities:
Accounts receivable	(47,355)	(9,936)
Accounts receivable, related party	(21,396)	(10,013)
Inventories	(23,764)	462
Income tax receivable	32	(32)
Other assets	1,379	724
Accounts payable	26,168	(3,000)
Accrued liabilities	(302)	(874)
Operating lease liabilities	(971)	(1,204)
Income taxes payable	1,035	149
Interest payable	151	—
Interest payable, related party	(1,008)	1,008
Net cash (used in) provided by operating activities	(16,842)	957
Cash flows from investing activities:
Capital expenditures	(1,702)	(1,697)
Proceeds from sale of assets	—	7
Net cash used in investing activities	(1,702)	(1,690)
Cash flows from financing activities:
Proceeds from term loan facility	62,500	—
Term loan facility issuance cost	(4,875)	—
Payment of related party note payable	(27,500)	—
Payments on long term debt	—	(60)
Proceeds from asset-based loan	199,310	147,000
Payments on asset-based loan	(194,709)	(145,127)
Payment of asset-based loan origination costs	(40)	(150)
Payment of note payable issuance costs	—	(480)
Payment of stock warrant issuance costs	—	(653)
Proceeds from exercise of April 2025 Warrant	1	—
Payments to tax authorities for shares withheld from employees	(689)	(82)
Proceeds from issuance of stock under Employee Stock Purchase Plan	137	113
Proceeds from issuance of stock from stock option exercises	8	574
Payments for finance leases	(113)	(60)
Net cash provided by financing activities	34,030	1,075
Effect of changes in exchange rates on cash and cash equivalents	59	(142)
Net change in cash and cash equivalents and restricted cash	15,545	200
Cash and cash equivalents at the beginning of period	5,731	4,404
Restricted cash at the beginning of period	104	102
Cash and cash equivalents and restricted cash at beginning of period	5,835	4,506
Cash and cash equivalents at end of period	21,275	4,603
Restricted cash at the end of period	105	103
Cash and cash equivalents and restricted cash at end of period	$21,380	$4,706

FLOTEK INDUSTRIES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ITEMS AND NON-CASH ITEMS IMPACTING EARNINGS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net income	$13,306	$20,355	$27,923	$27,503
Interest expense	1,416	1,351	4,119	2,563
Income tax expense (benefit)	3,048	(12,612)	8,238	(12,531)
Depreciation and amortization	666	581	1,961	1,207
EBITDA (Non-GAAP) (1)	$18,436	$9,675	$42,241	$18,742
Stock compensation expense	987	569	3,020	1,706
Severance and retirement	8	16	19	67
Loss on extinguishment of debt	242	—	242	—
Contingent liability revaluation	—	—	—	(127)
Gain on disposal of asset	(208)	—	(208)	(7)
Non-Recurring professional fees (2)	58	167	90	4,362
Adjusted EBITDA (Non-GAAP) (1)	$19,523	$10,427	$45,404	$24,743
(1)Management believes that EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025 are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the adjustments made to net income for certain non-cash or non-recurring items noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial, compensation and operational objectives. Adjusted EBITDA as presented above does not add back non-cash amortization of contract assets totaling $2.4 million and $1.3 million during the three months ended September 30, 2026 and 2025, respectively, and non-cash amortization of contract assets totaling $7.1 million and $4.2 million during the nine months ended September 30, 2026 and 2025, respectively.
(2)Includes $4.4 million of expenses for the nine months ended September 30, 2025, related to an asset acquisition.

FLOTEK INDUSTRIES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ITEMS AND NON-CASH ITEMS IMPACTING EARNINGS
(in thousands)

	Three Months Ended June 30,	Three Months Ended March 31,
	2026	2026

Net income	$9,953	$4,664
Interest expense	1,371	1,332
Income tax expense (benefit)	3,581	1,609
Depreciation and amortization	664	631
EBITDA (Non-GAAP) (1)	$15,569	$8,236
Stock compensation expense	1,210	824
Severance and retirement	—	11
Non-Recurring professional fees	9	22
Adjusted EBITDA (Non-GAAP) (1)	$16,788	$9,093

(1)Management believes that EBITDA and Adjusted EBITDA for the three months ended June 30, 2026 and three months ended March 31, 2026 are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the adjustments made to net income for certain non-cash or non-recurring items noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish financial, compensation and operational objectives. Adjusted EBITDA as presented above does not add back non-cash amortization of contract assets totaling $2.4 million and $2.2 million during the three months ended June 30, 2026 and three months ended March 31, 2026, respectively.